Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 333-137033 and No. 333-149844) on Form S-8 of Innovative Card Technologies, Inc. of our report dated March 31, 2008  relating to our audit of the consolidated financial statements, which appears in this Annual Report on Form 10-KSB of Innovative Card Technologies, Inc. for the year ended December 31, 2007.

Our report dated March 31, 2008 includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

/s/ SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California

March 31, 2008